UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 13, 2019

HIGHPOWER INTERNATIONAL, INC.

_____________________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-34098	20-4062622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-89686238

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On March 14, 2019, Highpower International, Inc. (the “Company”) issued a press release, which is attached to this report as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 included with this Current Report on Form 8-K, is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act or the Exchange Act, except as otherwise stated in such filing.

Item 8.01	Other Events.

The Company has been notified that on March 13, 2019, Dang Yu (George) Pan, Chairman of the Board and Chief Executive Officer and stockholder of the Company, Wen Liang Li, a director and stockholder of the Company, and Wen Wei Ma, a stockholder of the Company (collectively, the “Founders”), and Essence International Financial Holdings (Hong Kong) Limited (“Essence”) entered into a Consortium Agreement pursuant to which the consortium members agreed to, among other things, form a consortium to work together on the proposed transaction (the “Proposed Transaction”) to acquire the Company pursuant to the terms of the preliminary and non-binding proposal submitted by Mr. Pan to the Company on June 2, 2018 (the “Proposal”) to acquire certain outstanding shares of the common stock of the Company, at a cash purchase price of $4.80 per share. The Proposal was previously reported by the Company on a Form 8-K filed with the Securities and Exchange Commission on June 4, 2018. The Proposal constitutes only a preliminary indication of interest, and is subject to negotiation and execution of definitive agreements. On June 25, 2018, the Board of Directors of the Company formed a Special Committee to consider the Proposal.

Pursuant to the Consortium Agreement, the consortium members intend to form a new holding company, which will form a subsidiary that will be merged with and into the Company with the Company as the surviving company. The parties agreed that Mr. Pan will act as the primary negotiator for the Proposed Transaction. The Consortium Agreement provides, among other things, for the (a) undertaking of due diligence of the Company and its business; (b) discussions regarding the Proposed Transaction; (c) negotiations of the terms of definitive documentation in connection with the Proposed Transaction; and (d) engagement of advisors. During the six (6) month period following the date of the Consortium Agreement (or longer as agreed upon by the parties), or, if a merger agreement is executed during such period, prior to consummation or termination of such merger agreement, the consortium members agreed to, among other things, work exclusively with each other, not support and vote against any competing proposal and to vote in favor of the Proposed Transaction. In the event of a breach by any Founder or Essence, the breaching party will pay to the other $1.0 million.

The Board cautions the Company’s stockholders and others considering trading in its securities that the Special Committee is reviewing the Proposal and no decisions have been made with respect to the Company’s response to the Proposal. There can be no assurance that any definitive offer will be made by the parties that entered into the Consortium Agreement or any other person, that any definitive agreement will be executed relating to the Proposed Transaction, or that the Proposed Transaction or any other transaction will be approved or consummated.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 14, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2019	Highpower International, Inc.

	/s/	Shengbin (Sunny) Pan
	By:	Shengbin (Sunny) Pan
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 14, 2019.